UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

February 28, 2007

AVANEX CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-29175	94-3285348
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

40919 Encyclopedia Circle

Fremont, California 94538

(Address of principal executive offices, including zip code)

(510) 897-4188

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

Sale of Avanex France

On February 28, 2007, Avanex Corporation, a Delaware corporation (“Avanex”), entered into a Share Purchase Agreement (the “Share Purchase Agreement”) with Global Research Company, a société à responsibilité limitée incorporated under the laws of France (“GRC”), and Mr. Didier Sauvage, an individual (together with GRC, the “Purchasers”), pursuant to which Avanex will divest its III-V Indium Phosphide (InP) and Gallium Arsenide (GaAs) semiconductor fabs and associated product lines located in Nozay, France and transfer ninety percent (90%) of the share capital and voting rights of its wholly owned subsidiary, Avanex France (“Avanex France”), a société anonyme incorporated under the laws of France, to the Purchasers for €1.00 (the “Transaction”). The Transaction is expected to close in the second calendar quarter of 2007 (the “Closing”).

The Transaction involves the divestiture of Avanex’s laser, terrestrial and submarine pumps and Fiber Bragg Grating (FBG) product lines. Avanex will continue to operate its optical interfaces (OIF) business and optical fiber amplifiers and raman amplifiers (OAX) business, which are currently operated by Avanex France and which will be transferred to a new wholly owned subsidiary of Avanex in France prior to the Closing.

Upon Closing, Avanex will pay the Purchasers approximately $17.3 million for anticipated working capital including, but not limited to, accrued liabilities for past restructuring activities.

At the Closing, Avanex will also enter into several commercial agreements with the divested company whereby Avanex will distribute certain products manufactured by the divested company and will purchase certain products manufactured by the divested company for a limited period of time. In addition, at the Closing, Avanex will enter into the following additional agreements:

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an intellectual property license agreement, pursuant to which the parties shall grant each other, subject to certain restrictions, a perpetual license to certain intellectual property owned by the other party;

•	a transition services agreement, pursuant to which the parties shall provide each other with certain specified services for a limited period of time; and

•	a shareholders’ agreement, which governs the relationships and obligations among the shareholders of the divested company after the closing of the Transaction.

In connection with the Transaction, Avanex has made customary representations, warranties and covenants to the Purchasers for a transaction of this kind, and has agreed to indemnify the Purchasers generally for a period of up to two years in an amount generally not exceeding €5 million for breaches of such representations, warranties and covenants and approximately €2 million for other liabilities. The Transaction is subject to certain closing conditions, including the payment of funds and entry into agreements discussed above.

Avanex expects the Transaction to result in certain material charges, which have not been determined as of the date hereof and will be disclosed on Form 8-K when available.

The Share Purchase Agreement is attached hereto as Exhibit 2.1 and is hereby incorporated by reference. The foregoing description of the Share Purchase Agreement is qualified in its entirety by reference to Exhibit 2.1.

Financing Transaction

On March 1, 2007, Avanex entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with an accredited institutional investor (the “Investor”), for the sale of 10,795,056 shares of common stock of Avanex at a price per share of $1.8527 for an aggregate purchase price of $20 million (the “Financing”). The Financing closed on March 1, 2007.

In connection with the Financing and pursuant to the Securities Purchase Agreement, the Investor is receiving a Warrant (the “Warrant”) to purchase up to an additional 2,698,764 shares of common stock. The Warrant is exercisable at an exercise price of $2.1452 per share and for a term starting March 31, 2007 and ending March 1, 2011.

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Avanex also entered into a Registration Rights Agreement with the Investor dated March 1, 2007 (the “Registration Rights Agreement”) pursuant to which the Investor is being granted certain registration and other rights.

In connection with the Financing, Avanex also agreed to pay certain fees and expenses to the placement agent, Banc of America Securities, for its activity engaged on behalf of Avanex.

The Financing was completed through a private placement to an accredited investor and is exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended.

The Warrant, the Registration Rights Agreement and the Securities Purchase Agreement (the “Transaction Documents”) are attached hereto as Exhibits 4.1, 4.2 and 10.1 and are incorporated herein by reference. The foregoing description of the Transaction Documents is qualified in its entirety by reference to Exhibits 4.1, 4.2 and 10.1.

On March 1, 2007, Avanex issued a press release regarding the Transaction and the Financing; such press release is attached hereto as Exhibit 99.1.

Item 2.05.	Costs associated with Exit or Disposal Activites

The information called for by this item is contained in Item 1.01, which is incorporated herein by reference.

Item 3.02.	Unregistered Sales of Equity Securities

The information called for by this item is contained in Item 1.01, which is incorporated herein by reference.

Item 8.01.	Other Events

On February 28, 2007, the outstanding $5 million principal amount convertible notes due 2008 issued by Avanex in 2005 (the “Notes”) were converted into Common Stock pursuant to the terms of the Notes. Accordingly, as of February 28, 2007, no Notes remain outstanding.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description
2.1	Share Purchase Agreement, dated February 28, 2007

4.1	Warrant, dated March 1, 2007

4.2	Registration Rights Agreement, dated March 1, 2007

10.1	Securities Purchase Agreement, dated March 1, 2007

99.1	Press Release, dated March 1, 2007

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVANEX CORPORATION

By:	/s/ MARLA SANCHEZ
Marla Sanchez
Senior Vice President and Chief Financial Officer

Date: March 2, 2007

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EXHIBIT INDEX

Exhibit No.	Description
2.1	Share Purchase Agreement, dated February 28, 2007

4.1	Warrant, dated March 1, 2007

4.2	Registration Rights Agreement, dated March 1, 2007

10.1	Securities Purchase Agreement, dated March 1, 2007

99.1	Press Release, dated March 1, 2007

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